Exhibit 99.1

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, PA 15219-1800

Tel 412 227 2001

www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President and Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports Fourth Quarter 2006 Results

-Fourth Quarter Net Income Increases to $3.8 million from $0.5 million-

PITTSBURGH, February 15, 2007 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2006 fourth quarter.

The Company’s sales for the fourth quarter ended December 31, 2006 increased 7.7 percent, or $20.3 million, to $282.6 million, as compared to $262.3 million for the prior year quarter. This increase was a result of higher sales in the Carbon Materials & Chemicals segment, which increased 22 percent, or $33.1 million. The increase in this segment was due primarily to $19.7 million of sales from the second quarter acquisition of certain assets of Reilly Industries, Inc., increased pricing for most product lines due primarily to higher raw material costs, and strong product demand. The increase in sales for Carbon Materials & Chemicals more than offset a decrease in sales for Railroad & Utility Products of 11.4 percent, or $12.8 million, as last year’s fourth quarter benefited from abnormally high sales of untreated crossties as well as higher utility pole sales due to Hurricane Katrina. Sales for the fiscal year were $1,159.5 million, representing an increase of $129.3 million, or 12.6 percent over the prior fiscal year. Fiscal year sales were positively impacted by $55.8 million of sales from the Reilly transaction and increased pricing for most product lines as noted above.

Net income for the quarter ended December 31, 2006 increased to $3.8 million as compared to $0.5 million in the prior year quarter. Net income for the quarter benefited from higher chemicals pricing and synergies related to the Reilly transaction. Net income for the fourth quarter of 2006 included pre-tax charges of $4.5 million, consisting of (a) $1.1 million related to restructuring charges for non-operating plants; (b) $2.8 million of benefits restructuring charges primarily related to the freeze of the salaried pension plan; and (c) $0.6 million related to the pipeline rupture at our Monessen, Pennsylvania coke facility. Net income for the fourth quarter of 2006 also benefited from $3.0 million of non-conventional fuel tax credits. Net income for the prior year quarter was impacted by $1.1 million of charges related to the Montgomery and Superior plant closings and restructurings. Adjusted net income, after excluding such charges, was $6.7 million for the quarter ended December 31, 2006 as compared to adjusted net income of $1.2 million in the same period of 2005. A reconciliation of net income to adjusted net income is attached to this press release.

Adjusted EBITDA for the quarter ended December 31, 2006, before charges totaling $4.5 million, was $28.4 million compared to $25.1 million in 2005. The increase was primarily from higher product prices due primarily to higher raw material prices and efficiencies realized from the integration of the Reilly coal tar assets purchased by the Company. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Page 2 – Koppers Reports Fourth Quarter 2006 Results

Net income for the year ended December 31, 2006 increased to $15.2 million as compared to $9.9 million in the prior year, as $25.3 million of pre-tax charges relating primarily to the IPO, plant and benefit restructuring and the loss on sale of Alorton were more than offset by higher pricing and $5.2 million of non-conventional fuel tax credits in 2006, along with $4.6 million of pre-tax legal and restructuring charges in the prior year period. Adjusted net income for the year ended December 31, 2006, after excluding such charges, was $30.8 million compared to $12.4 million of adjusted net income in 2005. A reconciliation of net income to adjusted net income is attached to this press release.

Adjusted EBITDA for the year ended December 31, 2006, before charges totaling $10.9 million, amounted to $129.9 million compared to $111.5 million in the prior year. The increase was primarily from higher chemicals pricing and the integration of the Reilly assets. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Commenting on the quarter and year 2006, President and CEO Walter W. Turner said, “We are very pleased with our fourth quarter and year 2006 results, which have exceeded expectations despite unforeseen conditions regarding the availability of coal tar. The fourth quarter and year 2006 results also reflect the synergies derived from the Reilly transaction. Looking ahead, we are optimistic about 2007 as we anticipate a full year of benefits from the Reilly transaction, additional sales and profit as a result of the expansion of our carbon black plant in Australia, and the beginning of construction of our new joint venture in China. We continue to benefit from strong demand within our primary end markets, aluminum and railroads, as well as our focus on enhancing cash flow and our strict adherence to safety, health and environmental regulations.”

Guidance

Mr. Turner concluded, “Our expectations for 2007 are that sales should increase in the seven to ten percent range while adjusted EBITDA should increase in the eight to eleven percent range.”

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, February 15, 2007, beginning at 11:00 AM EST to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 888 810 0248 in the US/Canada or 706 643 9697 for International, Conference ID number 8744138. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available two hours after the call’s completion at 800 642 1687 or 706 645 9291, Conference ID number 8744138. The recording will be available for replay through March 1, 2007.

The live broadcast of Koppers’ conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=1476574. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field. Remove the space if one exists.)

If you are unable to participate during the live webcast, the call will be archived on the company's Web site at www.koppers.com, as well as www.streetevents.com and www.earnings.com, shortly after the live call and continuing through March 1, 2007.

Page 3 – Koppers Reports Fourth Quarter 2006 Results

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia, China, the Pacific Rim and South Africa. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

Page 4 – Koppers Reports Fourth Quarter 2006 Results

KOPPERS HOLDINGS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions except per share amounts)

	Three Months Ended December 31		Years Ended December 31
	2006	2005	2006	2005
Net sales	$282.6	$262.3	$1,159.5	$1,030.2
Operating expenses:
Cost of sales	238.7	221.5	969.8	857.5
Depreciation and amortization	9.1	7.7	33.4	32.3
Selling, general and administrative	19.9	17.0	71.6	66.4

Total operating expenses	267.7	246.2	1,074.8	956.2
Operating profit	14.9	16.1	84.7	74.0
Other income	(0.1)	0.2	0.9	0.9

Income before interest expense, income tax provision and minority interest	14.8	16.3	85.6	74.9
Interest expense	11.7	14.1	61.9	52.3

Income before income tax provision and minority interest	3.1	2.2	23.7	22.6
Income tax provision	(1.1)	1.1	6.0	10.6
Minority interest	0.4	0.6	2.5	2.1

Net Income	3.8	0.5	15.2	9.9
Dividends on preferred stock	—	(2.2)	—	(29.0)

Net Income (loss) applicable to common shares	$3.8	$(1.7)	$15.2	$(19.1)
Earnings per common share:
Basic	$0.18	$(0.61)	$0.79	$(6.58)
Diluted	$0.18	$(0.61)	$0.75	$(6.58)
Weighted average shares outstanding (in thousands):
Basic	20,729	2,923	19,190	2,907
Diluted	20,842	2,923	20,104	2,907
Dividends declared per common share	$0.17	$0.26	$1.30	$3.19

Page 5 – Koppers Reports Fourth Quarter 2006 Results

KOPPERS HOLDINGS INC.

CONSOLIDATED BALANCE SHEET

	December 31,
(Dollars in millions, except per share amounts)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$24.4	$26.1
Accounts receivable, net	142.1	118.7
Inventories	153.9	120.0
Deferred tax benefit	15.1	18.4
Other current assets	11.5	7.7

Total current assets	347.0	290.9
Equity in non-consolidated investments	2.7	3.0
Property, plant and equipment, net	159.3	152.4
Goodwill	62.6	35.7
Deferred tax benefit	45.6	38.7
Other assets	29.7	31.1

Total assets	$646.9	$551.8

LIABILITIES
Current liabilities:
Accounts payable	$98.0	$77.5
Accrued liabilities	63.6	71.2
Dividends payable	3.5	—
Short-term debt and current portion of long-term debt	19.6	10.5

Total current liabilities	184.7	159.2
Long-term debt	456.3	506.7
Other long-term liabilities	86.1	80.6

Total liabilities	727.1	746.5
Commitments and contingent liabilities
Minority interest	12.2	12.0
STOCKHOLDERS DEFICIT
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; 0 and 2,288,481 shares issued and outstanding	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 20,849,981 and 2,945,293 shares issued and outstanding	0.2	—
Additional paid-in capital	122.4	10.4
Receivable from Director for purchase of Common Stock	(0.6)	(0.6)
Retained deficit	(206.5)	(200.7)
Accumulated other comprehensive loss	(6.5)	(14.8)
Treasury stock, at cost; 120,158 and 22,331 shares	(1.4)	(1.0)

Total stockholders’ deficit	(92.4)	(206.7)

Total liabilities and stockholders’ deficit	$646.9	$551.8

Page 6 – Koppers Reports Fourth Quarter 2006 Results

Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the Company’s businesses for the periods indicated.

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
	(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$183.3	$150.2	$725.9	$613.6
Railroad & Utility Products	99.3	112.1	433.6	416.6

Total	$282.6	$262.3	$1,159.5	$1,030.2
Operating profit:
Carbon Materials & Chemicals	$12.3	$10.0	$62.0	$48.1
Railroad & Utility Products	3.5	6.5	23.9	26.3
All Other	(0.9)	(0.4)	(1.2)	(0.4)

Total	$14.9	$16.1	$84.7	$74.0
Adjusted operating profit (1):
Carbon Materials & Chemicals	$14.3	$10.0	$65.8	$50.7
Railroad & Utility Products	6.0	7.6	31.1	28.3
All Other	(0.9)	(0.4)	(1.2)	(0.4)

Total	$19.4	$17.2	$95.7	$78.6
Adjusted operating margin:
Carbon Materials & Chemicals	7.8%	6.7%	9.1%	8.3%
Railroad & Utility Products	6.0%	6.8%	7.2%	6.8%

Total	6.9%	6.6%	8.3%	7.6%

(1)	For the fourth quarter of 2006, excludes $1.1 million for Railroad & Utility Products for restructuring charges related to non-operating plants, $0.6 million for Carbon Materials & Chemicals for shutdown costs at Monessen due to a pipeline rupture, and $1.4 million for each of Carbon Materials & Chemicals and Railroad & Utility Products for benefits restructuring charges. For the fourth quarter of 2005, excludes $1.1 million for restructuring and impairment charges for Railroad & Utility Products. For the year ended December 31, 2006, excludes $1.6 million for Railroad & Utility Products for the loss on sale at Alorton, $2.1 million for restructuring and related charges associated with plant closures and asset impairments for Railroad & Utility Products and $0.2 million for Railroad & Utility Products for the Grenada verdict; also includes $0.6 million for Carbon Materials & Chemicals for shutdown costs at Monessen due to a pipeline rupture, $1.4 million for each of Carbon Materials & Chemicals and Railroad & Utility Products for benefits restructuring charges, $1.5 million for each of Carbon Materials & Chemicals and Railroad & Utility Products for the buyout of the Saratoga advisory services contract, $0.4 million of severance charges for Railroad & Utility Products and $0.3 million of severance charges for Carbon Materials & Chemicals.. For the year ended December 31, 2005, excludes $2.6 million for the NZCC charges for Carbon Materials & Chemicals and $2.0 million for restructuring and impairment charges for Railroad & Utility Products. S,G&A expenses for the year ended December 31, 2006 include legal expenses related to toxic tort litigation for Railroad & Utility Products, while S,G&A expenses for the year ended December 31, 2005 include legal expenses related to anti-trust litigation for Carbon Materials & Chemicals.

Page 7 – Koppers Reports Fourth Quarter 2006 Results

KOPPERS HOLDINGS INC.

RECONCILIATION OF NET INCOME AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31		Years Ended December 31
	2006	2005	2006	2005
Net Income	$3.8	$0.5	$15.2	$9.9

Charges impacting pre-tax income (1)
Plant closings and restructuring	1.1	1.1	2.7	2.0
Grenada verdict	—	—	0.2	—
Loss on sale of Alorton	—	—	1.6	—
Monessen production loss	0.6	—	0.6	—
New Zealand Commerce Commission (“NZCC”) charges (2)	—	—	—	2.6
Benefits restructuring	2.8	—	2.8	—
Saratoga advisory services contract buyout	—	—	3.0	—
Call premium on bonds	—	—	10.1	—
Bond consent fees and deferred financing write-off	—	—	4.3	—

Total charges above impacting pre-tax income	4.5	1.1	25.3	4.6
Charges impacting net income, net of tax benefit	2.9	0.7	15.6	3.8
Impact on minority interest	—	—	—	(1.3)

Adjusted net income	$6.7	$1.2	$30.8	$12.4

(1)	Cost of sales for the fourth quarter of 2006 includes $1.1 million for restructuring charges related to non-operating plants, and $0.6 million for shutdown costs at Monessen due to a pipeline rupture. For the fourth quarter of 2005, cost of sales includes $1.1 million for restructuring and impairment charges. Cost of sales for the year ended December 31, 2006 includes $1.6 million for the loss on sale at Alorton, $2.1 million for restructuring and related charges associated with plant closures and asset impairments and $0.2 million for the Grenada verdict; also includes $0.6 million for Carbon Materials & Chemicals for shutdown costs at Monessen due to a pipeline rupture. Cost of sales for the year ended December 31, 2005 includes $2.6 million for the NZCC charges and $1.7 million for restructuring and impairment charges. Depreciation and amortization in 2005 includes $0.3 million of costs associated with plant closure and impairment. S,G&A for the three months ended December 31, 2006 includes $2.8 million for benefits restructuring charges. S,G&A for the year ended December 31, 2006 includes $2.8 million for benefits restructuring, $3.0 million for the buyout of the Saratoga advisory services contract and $0.6 million for severance charges. Interest expense for the year ended December 31, 2006 includes $10.1 million for call premium, $1.1 million for bond consent fees and $3.2 million for write-off of deferred financing costs..

(2)	The penalty is a non-deductible expense for tax purposes.

KOPPERS HOLDINGS INC.

RECONCILIATION OF BASIC EARNINGS PER SHARE AND ADJUSTED BASIC EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31		Years Ended December 31
	2006	2005	2006	2005
Net Income (loss)	$3.8	$0.5	$15.2	$9.9

Adjusted net income (from above)	$6.7	$1.2	$30.8	$12.4

Denominator for basic earnings per share (000s)	20,729	2,923	19,190	2,907
Denominator for adjusted basic earnings per share (000s) (1)	20,730	20,730	20,730	20,730

Earnings (loss) per share:
Basic earnings (loss) per share	$0.18	($0.61)	$0.79	($6.58)
Adjusted basic earnings per share	$0.33	$0.06	$1.49	$0.60

(1)	Based upon actual shares outstanding at December 31, 2006.

Page 8 – Koppers Reports Fourth Quarter 2006 Results

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31		Years Ended December 31
	2006	2005	2006	2005
Net Income	$3.8	$0.5	$15.2	$9.9
Interest expense	11.7	14.1	61.9	52.3
Depreciation and amortization	9.1	7.7	33.4	32.3
Income tax provision	(1.1)	1.1	6.0	10.6

EBITDA	23.5	23.4	116.5	105.1
Minority interest	0.4	0.6	2.5	2.1

EBITDA with minority interest	23.9	24.0	119.0	107.2

Unusual items impacting net income (1)
Plant closings and restructuring	1.1	1.1	2.7	1.7
Grenada verdict	—	—	0.2	—
Loss on sale of Alorton	—	—	1.6	—
Monessen production loss	0.6	—	0.6	—
New Zealand Commerce Commission (“NZCC”) charges	—	—	—	2.6
Benefits restructuring	2.8	—	2.8	—
Saratoga advisory services contract buyout	—	—	3.0	—

Adjusted EBITDA with minority interest	$28.4	$25.1	$129.9	$111.5

(1)	Cost of sales for the fourth quarter of 2006 includes $1.1 million for restructuring charges related to non-operating plants, and $0.6 million for shutdown costs at Monessen due to a pipeline rupture. For the fourth quarter of 2005, cost of sales includes $1.1 million for restructuring and impairment charges. Cost of sales for the year ended December 31, 2006 includes $1.6 million for the loss on sale at Alorton, $2.1 million for restructuring and related charges associated with plant closures and asset impairments and $0.2 million for the Grenada verdict; also includes $0.6 million for Carbon Materials & Chemicals for shutdown costs at Monessen due to a pipeline rupture. Cost of sales for the year ended December 31, 2005 includes $2.6 million for the NZCC charges and $1.7 million for restructuring and impairment charges. S,G&A for the three months ended December 31, 2006 includes $2.8 million for benefits restructuring. S,G&A for the year ended December 31, 2006 includes $2.8 million for benefits restructuring, $3.0 million for the buyout of the Saratoga advisory services contract and $0.6 million for severance charges.

Koppers believes that adjusted net income and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company's performance.

Although Koppers believes that these non-GAAP financial measures enhance investors' understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.